GLOBAL AXCESS APPOINTS WALTER A. HOWELL
TO BOARD OF DIRECTORS

Jacksonville, FL - (PR NEWSWIRE) - September 7, 2007 - Global Axcess Corp.
(OTCBB:GLXS), one of the Nation’s only fully-integrated, one-stop sources for ATM solutions, today announced it has appointed Walter A. Howell as an independent member of its Board of Directors.

Mr. Howell is currently Senior Vice President of CA, Inc., a leading management software company. Previously, he spent 11 as an executive in technology services supporting the banking industry with IBM and American Management Systems and 20 years in commercial banking with Riggs Bank NA.

“We are very pleased to welcome Walt to our board of directors and expect that he will play a meaningful role in the full execution of our growth strategy to Financial Institutions,” stated George McQuain, President and CEO of Global Axcess.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates 4,400 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Sharon Jackson
Global Axcess Corp
(O) 904-395-1149
Sharon.Jackson@GLXS.biz